Exhibit 24.2
POWER OF ATTORNEY
FOR
UBS AMERICAS INC.
     Each of the undersigned directors of UBS Americas Inc. hereby constitutes and appoints Carolyn Wind, Per Dyrvik, Marc Napolitano, Gordon Kiesling, James B. Fuqua, David Kelly and Karen Wendell, acting jointly or severally, as attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, to sign the registration statement on Form F-3 relating to the registration under the U.S. Securities Act of 1933, as amended, of debt securities of UBS Americas Inc., to sign any and all amendments to such registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Carolyn Wind Carolyn Wind	Chairman, President and Chief Executive Officer (principal executive officer)	December 23, 2008

/s/ Per Dyrvik Per Dyrvik	Managing Director and Treasurer (principal financial officer and principal accounting officer)	January 13, 2009

/s/ William Frey William Frey	Member of Board of Directors	January 5, 2009

/s/ John Moore John Moore	Member of Board of Directors	January 13, 2009

/s/ Marc Napolitano Marc Napolitano	Member of Board of Directors	December 23, 2008

/s/ Todd Tuckner Todd Tuckner	Member of Board of Directors	December 23, 2008